                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 11, 2000

                             RENAL CARE GROUP, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     Delaware                    0-27640                 62-1622383
  (State or other             (Commission              (IRS Employer
  jurisdiction of             File Number)           Identification No.)
  incorporation)


           2100 West End Avenue, Suite 800, Nashville, Tennessee 37203
--------------------------------------------------------------------------------
         (Address, including zip code, of principal executive offices)


                                 (615) 345-5500
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

Item 5.  Other Events.

         On April 11, 2000, Renal Care Group, Inc. ("Renal Care Group" or the "Company") acquired by merger all of the capital stock of Renal Disease Management by Physicians, Inc., a Delaware corporation ("RDM"), for approximately 556,000 shares, subject to certain adjustments, of the Company's $0.01 par value per share common stock. The merger was completed under an Agreement and Plan of Merger dated as of January 27, 2000 by and among the Company, a newly formed merger subsidiary of the Company, RDM and certain of the shareholders and warrantholders of RDM. The transaction was accounted for as a pooling-of-interests.

         Renal Care Group hereby files the Supplemental Selected Financial Data, Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations and Supplemental Consolidated Financial Statements, which give effect to the transaction and restating the accounts of the Company to give effect to the pooling-of-interests.




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

         SUPPLEMENTAL SELECTED FINANCIAL DATA

         On April 11, 2000, Renal Care Group, Inc. (with its subsidiaries the "Company" or "Renal Care Group") merged with Renal Disease Management by Physicians, Inc. ("RDM"). RDM owned and operated six dialysis centers and provided acute dialysis services to six hospitals. The transaction has been accounted for as a pooling-of-interests, and as such, the Supplemental Selected Financial Data included herein give retroactive effect to the transaction and include the combined operations of the Company and RDM for all periods.

         The Supplemental Selected Financial Data - Renal Care Group, Inc. represent the historical results of operations of the Company and include the results of operations of certain businesses that were acquired during 1996, 1999 and 2000 pooling-of-interests transactions. This information does not include the results of operations for any periods prior to the date of the Company's initial public offering in February 1996 for the five companies (the "Founding Companies") that were simultaneously acquired (the "Combination") when the Company commenced business in February 1996.

         The Combination was accounted for using historical cost, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 48, because no single owner group from any of the Founding Companies held more than 50% equity interest in Renal Care Group as of the closing of Renal Care Group's initial public offering. Accordingly, the Company has recorded the net assets acquired at the Founding Companies' historical cost basis, as determined by generally accepted accounting principles.

         The Supplemental Selected Financial Data - Renal Care Group, Inc. for the years ended December 31, 1997, 1998 and 1999 are derived from audited data included elsewhere in this Form 8-K. The following data should be read in conjunction with the supplemental consolidated financial statements and related notes and "Supplemental Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear elsewhere in this Form 8-K.




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

               SUPPLEMENTAL SELECTED HISTORICAL FINANCIAL DATA --
                             RENAL CARE GROUP, INC.
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,(1)
                                                     -----------------------------------------------------
                                                      1995(2)      1996       1997       1998       1999
                                                     --------    --------   --------   --------   --------
INCOME STATEMENT DATA:
  Net revenue ....................................   $ 56,157    $165,690   $274,518   $441,063   $541,895
  Patient care costs .............................     37,651     115,375    189,284    292,113    351,367
  General and administrative expenses ............     11,101      17,404     27,827     43,894     51,315
  Provision for doubtful accounts ................      2,845       3,454      8,072     13,484     14,632
  Depreciation and amortization ..................      2,471       6,125     12,070     22,241     27,835
  Merger expenses ................................         --       1,960        300      1,000      4,300
                                                     --------    --------   --------   --------   --------
  Total operating costs and expenses .............     54,068     144,318    237,553    372,732    449,449
                                                     --------    --------   --------   --------   --------
  Income from operations .........................      2,089      21,372     36,965     68,331     92,446
  Interest expense, net ..........................      1,109       1,091      1,976      6,558      6,224
                                                     --------    --------   --------   --------   --------
  Income before income taxes and minority interest        980      20,281     34,989     61,773     86,222
  Minority interest ..............................         --          --        955      3,492      7,768
                                                     --------    --------   --------   --------   --------
  Income before income taxes .....................   $    980      20,281     34,034     58,281     78,454
                                                     ========
  Provision for income taxes .....................                  8,003     12,736     21,601     31,367
                                                                 --------   --------   --------   --------
  Net income .....................................               $ 12,278   $ 21,298   $ 36,680   $ 47,087
                                                                 ========   ========   ========   ========
  Basic net income per share .....................               $   0.41   $   0.57   $   0.84   $   1.05
                                                                 ========   ========   ========   ========
  Basic weighted average shares outstanding ......                 30,162     37,398     43,740     45,015
                                                                 ========   ========   ========   ========
  Diluted net income per share ...................               $   0.38   $   0.54   $   0.79   $   1.00
                                                                 ========   ========   ========   ========
  Diluted weighted average shares outstanding ....                 32,523     39,496     46,367     47,052
                                                                 ========   ========   ========   ========

                                                                        DECEMBER 31,(1)
                                                     -----------------------------------------------------
                                                       1995       1996       1997       1998       1999
                                                     --------    --------   --------   --------   --------
BALANCE SHEET DATA:
  Working capital (deficit) ......................   $ (1,168)   $ 52,436   $ 22,045   $ 47,851   $ 73,651
  Total assets ...................................     49,461     194,647    311,661    433,687    501,326
  Long-term debt, net of current portion .........     21,340      26,705     49,844     90,928     79,690
  Stockholders' equity ...........................     12,496     116,758    191,720    248,180    312,259

----------

(1) The financial information for the year ended December 31, 1995 does not include the Founding Companies. The financial information for the year ended December 31, 1996 includes the results of operations for the Founding Companies after February 1996 when they were acquired by the Company in the Combination simultaneously with the Company's initial public offering.

(2) Net income per share amounts are not presented for the year ended December 31, 1995 as the historical results of operations of the Company for this year primarily consisted of non-taxed net income from Main Line and RenalWest which were S corporations and a net loss from Dialysis Centers of America, Inc.; therefore, all taxes were payable personally by the stockholders of the respective entities. Additionally, the entities had materially different equity structures than the Company, and net income per share is not meaningful.




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

              SUPPLEMENTAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with (1) the Company's Supplemental Consolidated Financial Statements, including the notes thereto, contained elsewhere in this current Report on Form 8-K, and (2) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

OVERVIEW

         Renal Care Group provides dialysis services to patients with chronic kidney failure. The Company began operating in February 1996 when it acquired the Founding Companies in the Combination simultaneous with its initial public offering. As of December 31, 1999, the Company provided dialysis and ancillary services to approximately 15,100 patients through 188 outpatient dialysis centers in 23 states, in addition to providing acute dialysis services in 111 hospitals.

         For the comparison discussion that follows, the Supplemental Selected Financial Data include the financial information of companies acquired in previously reported transactions accounted for as poolings-of-interests. On April 11, 2000, the Company merged with RDM in a transaction accounted for as a pooling-of-interests. Consistent with other pooling-of-interests transactions, the comparison discussion that follows includes Supplemental Selected Financial Data that include the combined results of Renal Care Group and Renal Disease Management. Because the companies added in pooling transactions were independent and not operated by Renal Care Group's management before the dates of acquisition, the historical results of such companies before such times may not be indicative of future performance.

         Renal Care Group's net revenue has been derived primarily from the following sources:

         -        outpatient hemodialysis services;

         - ancillary services associated with dialysis, primarily the administration of erythropoietin (also known as Epogen(R) or EPO);

         -        home dialysis services;

         - inpatient hemodialysis services provided pursuant to contracts with acute care hospitals and skilled nursing facilities;

         - management contracts with hospital-based and medical university dialysis programs;

         -        laboratory services; and

         -        wound care and diabetes services.

         Patients with end-stage renal disease (ESRD) typically receive three dialysis treatments each week, with reimbursement for services provided primarily by the Medicare ESRD program based on rates established by the Health Care Financing Administration. For the year ended December 31, 1999, approximately 61% of the Company's net revenue was derived from



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

reimbursement under the Medicare and Medicaid programs. Medicare reimbursement is subject to rate and other legislative changes by Congress and periodic changes in regulations, including changes that may reduce payments under the ESRD program. Effective January 2000, Congress increased the Medicare composite rate by 1.2%. An additional increase of 1.2% is scheduled to take effect in January 2001.

         The Medicare composite rate applies to a designated group of dialysis services, including the dialysis treatment, supplies used for such treatment, certain laboratory tests and medications, and most of the home dialysis services provided by Renal Care Group. Certain other services, laboratory tests, and drugs are eligible for separate reimbursement under Medicare and are not part of the composite rate, including specific drugs such as EPO and certain physician-ordered tests provided to dialysis patients.

         For patients with private health insurance, dialysis was historically reimbursed at rates higher than Medicare during the first 18 months of treatment, and after that time Medicare became the primary payor. Effective August 5, 1997, however, the Balanced Budget Act provided that the health insurance coordination period during which private insurance must pay for dialysis was extended to 30 months of treatment, and after that period Medicare becomes the primary payor. Reimbursement for dialysis services provided pursuant to a hospital contract is negotiated with the individual hospital and generally is higher on a per treatment equivalent basis than the Medicare composite rate. Because dialysis is a life-sustaining therapy used to treat a chronic disease, utilization is predictable and is not subject to seasonal fluctuations.

         Renal Care Group derives a significant portion of its net revenue and net income from the administration of EPO. EPO is manufactured by a single company. In February 2000, this manufacturer announced a 3.9% increase in its price for EPO. Renal Care Group estimates that this price increase will reduce its earnings per share by up to $0.05 for the year ending December 31, 2000. The Company does not know the precise effect of the increase, since Renal Care Group's contract with the manufacturer may allow it to mitigate the price increase to some extent.

RESULTS OF OPERATIONS

         On April 11, 2000, the Company merged with Renal Disease Management by Physicians, Inc. in a transaction accounted for as a poolings-of-interests. The results of operations for all periods in the table below and in the period comparisons that follow reflect the historical operations of the Company combined with the operations of all companies acquired in transactions accounted for as poolings-of-interests, all on a pro-forma basis as if these transactions accounted for as poolings-of-interests had occurred for all periods presented.

         The following table sets forth, results of operations (in thousands) for the periods indicated and the percentage of net revenue represented by the respective financial line items:

                                                       YEAR ENDED DECEMBER 31,
                                        --------------------------------------------------------
                                              1997               1998                1999
                                        ----------------    ----------------    ----------------
Net Revenue .......................     $274,518   100.0%   $441,063   100.0%   $541,895   100.0%
Patient care costs ................      189,284    69.0     292,113    66.2     351,367    64.8
General and administrative expenses       27,827    10.1      43,894    10.0      51,315     9.5
Provision for doubtful accounts ...        8,072     2.9      13,484     3.1      14,632     2.7
Depreciation and amortization .....       12,070     4.4      22,241     5.0      27,835     5.1
Merger expenses ...................          300     0.1       1,000     0.2       4,300     0.8
                                        --------   -----    --------   -----    --------   -----
Total operating costs and expenses       237,553    86.5     372,732    84.5     449,449    82.9
                                        --------   -----    --------   -----    --------   -----
Income from operations ............       36,965    13.5      68,331    15.5      92,446    17.1
Interest expense, net .............        1,976     0.7       6,558     1.5       6,224     1.1
Minority interest .................          955     0.3       3,492     0.8       7,768     1.4
                                        --------   -----    --------   -----    --------   -----
Income before income taxes ........       34,034    12.4      58,281    13.2      78,454    14.5
                                        --------   -----    --------   -----    --------   -----
Income tax expense ................       12,736     4.6      21,601     4.9      31,367     5.8
                                        --------   -----    --------   -----    --------   -----
Net income ........................     $ 21,298     7.8%   $ 36,680     8.3%   $ 47,087     8.7%
                                        ========   =====    ========   =====    ========   =====

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

         Net Revenue. Net revenue increased from $441.1 million for the year ended December 31, 1998 to $541.9 million for the year ended December 31, 1999, an increase of $100.8 million, or 22.9%. This increase resulted primarily from a 15.3% increase in the number of treatments from 1,921,996 in 1998 to 2,215,728 in 1999. This growth in treatments is a result of the acquisition and development of various dialysis facilities and an 8.6% increase in same-center treatments for 1999 over 1998. In addition, average net revenue per dialysis treatment increased 6.3% from $223 in 1998 to $237 in 1999. The remaining revenue increase is a result of wound care and diabetes revenues and higher management fees. The increase in revenue per treatment was due to an improvement in the Company's payor mix, increases in the utilization of EPO and other drugs, and increases in acute hospital services.

         Patient Care Costs. Patient care costs consist of costs directly related to the care of patients, including direct labor, drugs, and other medical supplies and operational costs of facilities. Patient care costs increased from $292.1 million for the year ended December 31, 1998 to $351.4 million for the year ended December 31, 1999, an increase of 20.3%. This increase was due to the increase in the number of treatments performed during the period, which was reflected in corresponding increases in the use of labor, drugs and supplies. Patient care costs as a percentage of net revenue decreased from 66.2% in 1998 to 64.8% in 1999. Patient care costs per treatment increased 4.6% from $152 in 1998 to $159 in 1999. This increase was due to greater EPO and other drug utilization costs, the cost of providing in-house laboratory services and normal health care inflation.

         General and Administrative Expenses. General and administrative expenses include corporate office costs and facility costs not directly related to the care of patients, including facility administration, accounting, billing and information systems. General and administrative expenses increased from $43.9 million for the year ended December 31, 1998 to $51.3 million for the year ended December 31, 1999, an increase of 16.9%. General and administrative expenses as a



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

percentage of revenue decreased from 10.0% in 1998 to 9.5% in 1999, primarily as the result of the increase in net revenue for 1999.

         Provision for Doubtful Accounts. The provision for doubtful accounts is determined as a function of payor mix, billing practices, and other factors. Renal Care Group reserves for doubtful accounts in the period in which the revenue is recognized based on management's estimate of the net collectibility of the accounts receivable. Management estimates the net collectibility of accounts receivable based upon a variety of factors. These factors include, but are not limited to, analyzing revenues generated from payor sources, performing subsequent collection testing and continually reviewing detailed accounts receivable agings. The provision for doubtful accounts increased from $13.5 million in 1998 to $14.6 million in 1999, an increase of $1.1 million, or 8.1%. The provision for doubtful accounts as a percentage of net revenue decreased from 3.1% in 1998 to 2.7% in 1999. The decrease in provision for doubtful accounts as a percentage of net revenue resulted primarily from improved collections of accounts receivable that were assumed in the Company's merger with Dialysis Centers of America, Inc. in January 1999.

         Depreciation and Amortization. Depreciation and amortization increased from $22.2 million for the year ended December 31, 1998 to $27.8 million for the year ended December 31, 1999, an increase of 25.2%. This increase was due to the start-up of dialysis facilities, the normal replacement costs of dialysis facilities and equipment, the purchase of information systems and the amortization of the goodwill and other intangible assets associated with acquisitions accounted for as purchases.

         Merger Expenses. Merger expenses of $4.3 million for the year ended December 31, 1999, represent legal, accounting and employee severance costs and related benefits and other costs associated with the assimilation and transition of the merger with Dialysis Centers of America.

         Income from Operations. Income from operations increased from $68.3 million for the year ended December 31, 1998 to $92.4 million for the year ended December 31, 1999, an increase of 35.3%. Income from operations as a percentage of net revenue increased from 15.5% in 1998 to 17.1% in 1999 as a result of the factors discussed above.

         Interest Expense, Net. Interest expense of $6.2 million for the year-ended December 31, 1999 decreased $400,000 compared to $6.6 million for the year ended December 31, 1998. The decrease was the result of both lower average borrowings and lower effective interest rates during 1999. The lower effective interest rates were the result of replacing debt assumed in the Dialysis Centers of America transaction with proceeds from Renal Care Group's credit facility combined with generally lower market interest rates in much of 1999.

         Minority Interest. Minority interest represents the proportionate equity interest of other partners in the Company's consolidated entities that are not wholly-owned, whose financial results are included in the Company's consolidated results. Minority Interest as a percentage of net revenue increased to 1.4% in 1999 from 0.8% in 1998. This increase was the result of continued operational improvements in the operations of Renal Care Group's joint ventures, primarily those in Ohio and Oregon.



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

         Income Tax Expense. Income tax expense increased from $21.6 million in 1998 to $31.4 million in 1999, an increase of 45.4%. The increase is a result of pre-tax earnings increasing by approximately 34.6%. In addition, the effective income tax rate of the Company increased from 37.1% to 40.0% in the current year as a result of non-deductible merger costs incurred during 1999.

         Net Income. Net income increased from $36.7 million in 1998 to $47.1 million in 1999, an increase of 28.3%. This increase is a result of the above mentioned items.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

         Net Revenue. Net revenue increased from $274.5 million for the year ended December 31, 1997 to $441.1 million for the year ended December 31, 1998, an increase of $166.6 million, or 60.7%. This increase resulted primarily from a 45.0% increase in the number of treatments from 1,325,503 in 1997 to 1,921,996 in 1998. This growth in treatments is a result of the acquisition and development of various dialysis facilities and a 9.7% increase in same-center treatments for 1998 over 1997. In addition, average revenue per dialysis treatment increased 8.8% from $205 in 1997 to $223 in 1998. The remaining revenue increase is a result of wound care and diabetes revenues and higher management fees. The increase in revenue per treatment was due to an improvement in Renal Care Group's payor mix, increases in the utilization of EPO and other drugs, increases in acute hospital services, the continued roll-out of Renal Care Group's in-house laboratory services and the positive impact on commercial payments of the Medicare secondary payor provisions of the Balanced Budget Act.

         Patient Care Costs. Patient care costs increased from $189.3 million for the year ended December 31, 1997 to $292.1 million for the year ended December 31, 1998, an increase of 54.3%. This increase resulted primarily from an increase in the number of treatments performed during the period, which was reflected in corresponding increases in the use of drugs, supplies and labor. Patient care costs as a percentage of net revenue decreased from 69.0% in 1997 to 66.2% in 1998 primarily due to the increase in net revenue per treatment. Patient care costs per treatment increased 6.3% from $143 in 1997 to $152 in 1998. This increase was due to costs associated with the utilization of EPO and other drugs, the cost of providing in-house laboratory services and normal health care inflation.

         General and Administrative Expenses. General and administrative expenses increased from $27.8 million for the year ended December 31, 1997 to $43.9 million for the year ended December 31, 1998, an increase of 57.9%. General and administrative expenses as a percentage of revenue decreased from 10.1% in 1997 to 10.0% in 1998, primarily as the result of the increase in net revenue for 1998.

         Provision for Doubtful Accounts. The provision for doubtful accounts increased from $8.1 million in 1997 to $13.5 million in 1998. The provision for doubtful accounts as a percentage of net revenue increased from 2.9% in 1997 to 3.1% in 1998. This percentage increase is the result of greater net operating revenues generated from non-governmental payor sources.

         Depreciation and Amortization. Depreciation and amortization increased from $12.1 million for the year ended December 31, 1997 to $22.2 million for the year ended December 31, 1998, an increase of 83.5%. This increase was due to the start-up of dialysis facilities, the normal replacement costs of dialysis facilities and equipment, the purchase of information systems and the amortization of the goodwill and other intangible assets associated with acquisitions accounted for as purchases.

         Merger Expenses. Merger expenses of $1.0 million for the year ended December 31, 1998, represent legal, accounting and employee severance costs and related benefits and other costs associated with the assimilation and transition of mergers in Arkansas, Missouri and Oklahoma during January and April 1998.

         Income from Operations. Income from operations increased from $37.0 million for the year ended December 31, 1997 to $68.3 million for the year ended December 31, 1998, an increase of 84.6%. Income from operations as a percentage of net revenue increased from 13.5% in 1997 to 15.5% in 1998 as a result of the factors discussed above.

         Interest Expense, Net. Interest expense of $6.6 million for the year ended December 31, 1998 increased $4.6 million compared to interest expense of $2.0 million for the year ended December 31, 1997. This increase was primarily attributable to increased borrowings under Renal Care Group's $125.0 million credit facility along with certain borrowings under Dialysis Centers of America's credit facility. These borrowings were used for a combination of acquisitions, capital expenditures and working capital requirements.

         Minority Interest. Minority interest represents the proportionate equity interest of other partners in Renal Care Group's consolidated entities that are not wholly-owned. As of December 31, 1998, this was primarily comprised of three joint venture partnerships.

         Income Tax Expense. Income tax expense increased from $12.7 million in 1997 to $21.6 million in 1998, an increase of 70.1%. The increase is a result of pre-tax earnings of the Company increasing by approximately 71.2% during the year.

         Net Income. Net income increased from $21.3 million in 1997 to $36.7 million in 1998, an increase of 72.3%. This increase is a result of the above mentioned items.

LIQUIDITY AND CAPITAL RESOURCES

         Renal Care Group requires capital primarily to acquire and develop dialysis centers, to purchase property and equipment for existing centers, and to finance working capital needs. At December 31, 1999, the Company's working capital was $73.7 million, cash and cash equivalents were $15.6 million, and the Company's current ratio was 1.8 to 1.0. Renal Care Group's working capital increased during the year primarily as a result of acquisitions and the increase in net income.

         Net cash provided by operating activities was $63.3 million for the year ended December 31, 1999. Cash provided by operating activities consists of net income before depreciation and amortization expense, adjusted for changes in components of working capital, primarily accounts receivable. Net cash used in investing activities was $61.2 million for the year ended December 31, 1999. Cash used in investing activities consisted primarily of $17.2 million of cash paid for acquisitions, net of cash acquired, and $46.0 million of purchases of property and equipment. Cash used in financing activities was $7.6 million for the year ended December 31, 1999. Cash used by financing activities primarily reflects $11.7 million in net borrowings under Renal Care Group's line of credit, $1.9 million in proceeds from the issuance of long-term debt, $6.8 million in net proceeds from the issuance of common stock and payments of $28.0 on the Company's long-term debt.

         On June 23, 1999, the Company executed a Second Amendment to its First Amended and Restated Loan Agreement with a group of banks. The Second Amendment provides for an increase in the credit facility from $125.0 million to $185.0 million through August 2000. Borrowings under the credit facility may be used for acquisitions, capital expenditures, working capital and general corporate purposes. No more than $25.0 million of the credit facility may be used for working capital purposes. Within the working capital sublimit, Renal Care Group may borrow up to $5.0 million in swing line loans.

         The Company has negotiated loan pricing based on a LIBO rate margin pursuant to leverage tiers. These leverage tiers extend from 0.75 to 2.25 times and are priced at a LIBO rate margin of 0.60% to 1.35%. Commitment fees are also priced pursuant to leverage ratio tiers. Commitment fees range from 0.20% to 0.30% pursuant to leverage ratios ranging between 0.75 and 2.25. Under the loan agreement, commitments range in amounts and dates from the closing date through August 2003. Renal Care Group has obtained lender commitments of $185.0 million through August 2000. Lender commitments are then reduced to $157.3 million through August 2001, $129.5 million through August 2002 and $101.8 million through August 2003. All loans under the loan agreement are due and payable on August 4, 2003. As December 31, 1999, there was $74.2 million outstanding under this agreement. These variable rate debt instruments of the Company carry a degree of interest rate risk. Specifically variable rate debt may result in higher costs to the Company if interest rates rise.

         Each of Renal Care Group's subsidiaries has guaranteed all of Renal Care Group's obligations under the loan agreement. Further, Renal Care Group's obligations under the loan agreement, and the obligations of each of its subsidiaries under its guaranty, are secured by a pledge of the equity interests held by Renal Care Group in each of the subsidiaries. Financial covenants are customary based on the amount and duration of this commitment.

         A significant component of Renal Care Group's growth strategy is the acquisition and development of dialysis facilities. There can be no assurance that Renal Care Group will be able to identify suitable acquisition candidates or to close acquisition transactions with them on acceptable terms. Management of Renal Care Group believes that existing cash and funds from operations, together with funds available under the line of credit, will be sufficient to meet Renal Care Group's acquisition, expansion, capital expenditure and working capital needs for the foreseeable future. However, in order to finance certain large strategic acquisition opportunities, Renal Care Group may incur additional short and long-term bank indebtedness and may issue equity or debt securities. The availability and terms of any future indebtedness or securities will depend on market and other conditions. There can be no assurance that any additional financing, if required, will be available on terms acceptable to Renal Care Group.

         Capital expenditures of approximately $30.0 million, primarily for equipment replacement, expansion of existing dialysis facilities and construction of de novo facilities are planned in 2000. The Company expects that such capital expenditures will be funded with cash provided by operating activities and the Company's existing credit facility. Management believes that capital resources available to Renal Care Group will be sufficient to meet the needs of its business, both on a short- and long-term basis.

         Renal Care Group completed a comprehensive review and evaluation of key computer systems and electronic devices in preparation for January 1, 2000. The Company's efforts in addressing Year 2000 issues focused on educating employees, evaluating Renal Care Group's software systems and hardware platforms, communicating with suppliers and third party payors, evaluating and making necessary modifications to the appropriate software and hardware systems and testing these systems. Based on this review and evaluation certain changes and modifications were made to some of Renal Care Group's systems. These changes allowed Renal Care Group to successfully operate prior to, on, and subsequent to January 1, 2000. We incurred approximately $600,000 in 1999 related to Year 2000, and we do not expect future expenditures to materially impact the Company's operations.

NEWLY ISSUED ACCOUNTING STANDARDS

         The Financial Accounting Standards Board issued Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB 25" in March 2000. This Interpretation is effective July 1, 2000, and covers specific events that occur after either December 15, 1998 or January 12, 2000. The Interpretation addresses and further clarifies certain aspects of APB 25 such as: the definition of an employee, criteria for determining whether a plan qualifies as non-compensatory, the accounting consequences of various modifications to the terms of previously granted stock options, or awards, and the accounting for an exchange of stock compensation awards in a business combination. Renal Care Group, Inc. is currently assessing the impact, if any, of this Interpretation.

IMPACT OF INFLATION

         A substantial portion of Renal Care Group's net revenue is subject to reimbursement rates that are regulated by the federal government and do not automatically adjust for inflation. Renal Care Group is unable to increase the amount it receives for the services provided by its dialysis business that are reimbursed under the Medicare composite rate. Increased operating costs due to inflation, such as labor and supply costs, without a corresponding increase in reimbursement rates, may adversely affect Renal Care Group's results of operations, financial condition and business.

FORWARD-LOOKING INFORMATION

         Certain of the matters discussed in the preceding pages of this Current Report on Form 8-K, particularly regarding implementation of the Company's strategy, development of the dialysis and nephrology industries, anticipated growth and revenues, anticipated working capital and sources of funding for growth opportunities and construction, expenditures, interest, costs and income, and the effects of Year 2000 issues constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (See the discussion of "Risk Factors" in the Company's previously filed Annual Report on Form 10-K).

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Renal Care Group, Inc.

We have audited the accompanying supplemental consolidated balance sheets of Renal Care Group, Inc. (formed as a result of the merger of Renal Care Group, Inc. and Renal Disease Management by Physicians, Inc.) as of December 31, 1998 and 1999, and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. The supplemental consolidated financial statements give retroactive effect to the merger of Renal Care Group, Inc. and Renal Disease Management by Physicians, Inc. consummated on April 11, 2000, which has been accounted for using the pooling-of-interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Renal Care Group, Inc. at December 31, 1998 and 1999 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, after giving retroactive effect to the merger with Renal Disease Management by Physicians, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with accounting principles generally accepted in the United States.



                                     ERNST & YOUNG LLP

Nashville, Tennessee
April 14, 2000

                             RENAL CARE GROUP, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                DECEMBER 31
                                                                             -------------------
                                                                               1998       1999
                                                                             --------   --------
                                                                                (IN THOUSANDS)
ASSETS
Current assets:
   Cash and cash equivalents .............................................   $ 21,086   $ 15,608
   Accounts receivable, less allowance for doubtful accounts of
      $31,226 in 1998 and $40,876 in 1999 ................................     86,026    103,230
   Inventories ...........................................................      9,024     12,654
   Prepaid expenses and other current assets .............................      9,710     13,927
   Income taxes receivable ...............................................         --      1,511
   Deferred income taxes .................................................      6,146     17,531
                                                                             --------   --------
        Total current assets .............................................    131,992    164,461
Property, plant and equipment, net .......................................     97,625    123,963
Goodwill and other intangibles, net ......................................    197,214    207,374
Other assets .............................................................      6,856      5,528
                                                                             --------   --------
        Total assets .....................................................   $433,687   $501,326
                                                                             ========   ========


    See accompanying notes to supplemental consolidated financial statements.

                             RENAL CARE GROUP, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                DECEMBER 31
                                                                             -------------------
                                                                               1998       1999
                                                                             --------   --------
                                                                                (IN THOUSANDS,
                                                                            EXCEPT PER SHARE DATA)

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable ......................................................   $ 20,823   $ 22,451
   Accrued compensation ..................................................     15,325     17,236
   Due to third-party payors .............................................     17,068     22,277
   Accrued expenses and other current liabilities ........................     16,630     19,187
   Income taxes payable ..................................................      1,499         --
   Current portion of long-term debt .....................................     12,796      9,659
                                                                             --------   --------
        Total current liabilities ........................................     84,141     90,810
Long-term debt, net of current portion ...................................     90,928     79,690
Deferred income taxes ....................................................      5,269      9,861
Minority interest ........................................................      5,169      8,706
                                                                             --------   --------
        Total liabilities ................................................    185,507    189,067
                                                                             --------   --------
Commitments and contingencies
Stockholders' equity:
   Preferred Stock, $0.01 par value, 10,000 shares authorized, none issued         --         --
   Common stock, $0.01 par value, 60,000 and 90,000 shares
      authorized at December 31, 1998 and 1999, respectively;
      44,491 and 45,320 shares issued and outstanding at
      December 31, 1998 and 1999, respectively ...........................        445        453
   Additional paid-in capital ............................................    187,368    204,352
   Retained earnings .....................................................     60,367    107,454
                                                                             --------   --------
      Total stockholders' equity .........................................    248,180    312,259
                                                                             --------   --------
      Total liabilities and stockholders' equity .........................   $433,687   $501,326
                                                                             ========   ========

    See accompanying notes to supplemental consolidated financial statements.

                             RENAL CARE GROUP, INC.

                   SUPPLEMENTAL CONSOLIDATED INCOME STATEMENTS

                                                             YEAR ENDED DECEMBER 31
                                                         ------------------------------
                                                           1997       1998       1999
                                                         --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenue ..........................................   $274,518   $441,063   $541,895
Operating costs and expenses:
   Patient care costs ................................    189,284    292,113    351,367
   General and administrative expenses ...............     27,827     43,894     51,315
   Provision for doubtful accounts ...................      8,072     13,484     14,632
   Depreciation and amortization .....................     12,070     22,241     27,835
   Merger expenses ...................................        300      1,000      4,300
                                                         --------   --------   --------
        Total operating costs and expenses ...........    237,553    372,732    449,449
                                                         --------   --------   --------
Income from operations ...............................     36,965     68,331     92,446
Interest expense, net ................................      1,976      6,558      6,224
                                                         --------   --------   --------
      Income before income taxes and minority interest     34,989     61,773     86,222
Minority interest ....................................        955      3,492      7,768
                                                         --------   --------   --------
      Income before income taxes .....................     34,034     58,281     78,454
Provision for income taxes ...........................     12,736     21,601     31,367
                                                         --------   --------   --------
      Net income .....................................   $ 21,298   $ 36,680   $ 47,087
                                                         ========   ========   ========
Net income per share:
   Basic .............................................   $   0.57   $   0.84   $   1.05
                                                         ========   ========   ========
   Diluted ...........................................   $   0.54   $   0.79   $   1.00
                                                         ========   ========   ========
Weighted average shares outstanding:
   Basic .............................................     37,398     43,740     45,015
                                                         ========   ========   ========
   Diluted ...........................................     39,496     46,367     47,052
                                                         ========   ========   ========

    See accompanying notes to supplemental consolidated financial statements.

                             RENAL CARE GROUP, INC.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                COMMON STOCK     ADDITIONAL                  TOTAL
                                               ---------------     PAID-IN     RETAINED   STOCKHOLDERS'
                                               SHARES   AMOUNT     CAPITAL     EARNINGS      EQUITY
Balance at December 31, 1996 ..............    35,846    $ 359    $ 113,127    $   3,272    $ 116,758
   Issuance of common stock in acquisitions     3,796       37       58,731           --       58,768
   Net income .............................        --       --           --       21,298       21,298
   Common stock issued and
      related income tax benefit ..........       510        5        2,747           --        2,752
   Repurchase of common stock .............      (513)      (5)      (7,472)        (883)      (8,360)
   Equity acquired in business combination      1,214       12          492           --          504
                                              -------    -----    ---------    ---------    ---------
Balance at December 31, 1997 ..............    40,853      408      167,625       23,687      191,720
   Issuance of common stock in acquisitions        56        1        1,126           --        1,127
   Net income .............................        --       --           --       36,680       36,680
   Common stock issued and
      related income tax benefit ..........     1,247       13       17,774           --       17,787
   Equity acquired in business combination      2,335       23          843           --          866
                                              -------    -----    ---------    ---------    ---------
Balance at December 31, 1998 ..............    44,491      445      187,368       60,367      248,180
   Issuance of common stock in acquisitions        99        1        2,999           --        3,000
   Net income .............................        --       --           --       47,087       47,087
   Common stock issued and
      related income tax benefit ..........       730        7       13,985           --       13,992
                                              -------    -----    ---------    ---------    ---------
Balance at December 31, 1999 ..............    45,320    $ 453    $ 204,352    $ 107,454    $ 312,259
                                              =======    =====    =========    =========    =========

    See accompanying notes to supplemental consolidated financial statements.

                             RENAL CARE GROUP, INC.
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         YEAR ENDED DECEMBER 31
                                                                                    --------------------------------
                                                                                      1997        1998        1999
                                                                                    --------    --------    --------
                                                                                           (IN THOUSANDS)
OPERATING ACTIVITIES
Net income ......................................................................   $ 21,298    $ 36,680    $ 47,087
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization ................................................     12,070      22,241      27,835
   (Gain) loss on sale of property and equipment ................................        (37)        328         362
   Income applicable to minority interest .......................................        955       3,492       7,768
   Distributions to minority shareholders .......................................       (290)         --      (4,231)
   Deferred income taxes ........................................................     (1,244)        (38)     (6,793)
   Changes in operating assets and liabilities, net of effects from acquisitions:
        Accounts receivable .....................................................    (13,374)    (26,004)    (16,237)
        Inventories .............................................................     (1,887)     (2,107)     (3,480)
        Prepaid expenses and other current assets ...............................     (3,187)     (3,418)     (4,194)
        Income taxes receivable .................................................         --          --      (1,511)
        Accounts payable ........................................................      2,048       3,688       1,551
        Accrued compensation ....................................................      3,124       1,913       1,853
        Due to third-party payors ...............................................      1,018       6,307       5,209
        Accrued expenses and other current liabilities ..........................     (2,057)        680       2,422
        Income taxes payable ....................................................       (846)      6,555       5,701
                                                                                    --------    --------    --------
         Net cash provided by operating activities ..............................     17,591      50,317      63,342
INVESTING ACTIVITIES
Proceeds from sale of property and equipment ....................................        147         162         336
Purchases of property and equipment .............................................    (29,934)    (30,550)    (45,963)
Cash paid for acquisitions, net of cash acquired ................................    (42,227)    (57,806)    (17,158)
Advances to investees ...........................................................     (1,111)     (1,614)         --
Maturity of investments, net ....................................................      2,189       3,625          --
Cash distribution to founders, net of cash contributions ........................     (5,625)         --          --
(Increase) decrease in other assets .............................................     (1,349)     (2,138)      1,548
                                                                                    --------    --------    --------
         Net cash used in investing activities ..................................    (77,910)    (88,321)    (61,237)
FINANCING ACTIVITIES
Net borrowings under line of credit .............................................     13,848      48,653      11,728
Payments on long-term debt ......................................................     (6,111)    (12,000)    (27,975)
Proceeds from issuance of long-term debt ........................................     17,434         468       1,872
Net proceeds from issuance of common stock ......................................      2,752      11,288       6,792
Repurchase of common stock ......................................................     (8,360)         --          --
                                                                                    --------    --------    --------
        Net cash provided by (used in) financing activities .....................     19,563      48,409      (7,583)
(Decrease) increase in cash and cash equivalents ................................    (40,756)     10,405      (5,478)
Cash and cash equivalents, at beginning of year .................................     51,437      10,681      21,086
                                                                                    --------    --------    --------
Cash and cash equivalents, at end of year .......................................   $ 10,681    $ 21,086    $ 15,608
                                                                                    ========    ========    ========

                             RENAL CARE GROUP, INC.
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         YEAR ENDED DECEMBER 31
                                                                                    --------------------------------
                                                                                      1997        1998        1999
                                                                                    --------    --------    --------
                                                                                           (IN THOUSANDS)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for:
      Interest ..................................................................   $  2,919    $  6,452    $  6,603
                                                                                    ========    ========    ========
      Income taxes ..............................................................   $ 15,709    $ 15,362    $ 30,497
                                                                                    ========    ========    ========
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Issuance of common stock in acquisitions ........................................   $ 58,768    $  1,127    $  3,000
                                                                                    ========    ========    ========
SUPPLEMENTAL DISCLOSURES OF BUSINESS ACQUISITIONS:
   Fair value of assets acquired ................................................   $112,245    $ 70,370    $ 20,428
   Liabilities assumed ..........................................................     11,250      11,437         270
   Common stock issued ..........................................................     58,768       1,127       3,000
                                                                                    --------    --------    --------
      Cash paid for acquisitions, net of cash acquired ..........................   $ 42,227    $ 57,806    $ 17,158
                                                                                    ========    ========    ========

    See accompanying notes to supplemental consolidated financial statements.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

1. ORGANIZATION

Renal Care Group, Inc. (the "Company") provides dialysis services to patients with chronic kidney failure, also known as end-stage renal disease ("ESRD"). As of December 31, 1999, the Company provided dialysis and ancillary services to approximately 15,100 patients through 188 outpatient dialysis centers in 23 states. In addition to its outpatient dialysis center operations as of December 31, 1999, the Company provided acute dialysis services through contractual relationships with 111 hospitals. The Company also operates a business providing diabetic and wound care services.

On April 11, 2000, the Company merged with Renal Disease Management by Physicians, Inc. ("RDM") in a business combination accounted for as a pooling-of-interests. RDM became a wholly-owned subsidiary of the Company through the exchange of approximately 556,000 shares of the Company's common stock for all of the outstanding stock of RDM. The Company's supplemental consolidated financial statements included herein give retroactive effect to this transaction and include the combined operations of the Company and RDM for all periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The supplemental consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and majority-owned subsidiaries over which the Company exercises control, and for which control is other than temporary. All significant intercompany transactions and accounts have been eliminated in consolidation.

The RDM merger has been accounted for by the pooling-of-interests method. Accordingly, the supplemental consolidated financial statements included herein give retroactive effect to this transaction and includes the combined operations of the Company and RDM for all periods presented.

Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the consummation date of the RDM merger; however, they will become the historical consolidated financial statements of Renal Care Group, Inc. after the Company issues financial statements including the consummation date of the RDM merger.

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

CASH EQUIVALENTS

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents. The Company places its cash in financial institutions that are federally insured and limits the amount of credit exposure with any one financial institution.

ACCOUNTS RECEIVABLE

The Company's primary concentration of credit risk exists within accounts receivable, which consist of amounts owed by various governmental agencies, insurance companies and private patients. The Company manages its accounts receivable by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectible amounts. Receivables from Medicare and Medicaid represented 55% of gross accounts receivable at December 31, 1998 and 53% at December 31, 1999. Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity of the number of patients and payors and the geographic dispersion of the Company's operations. Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

INVENTORIES

Inventories consist of drugs, supplies and parts consumed in dialysis treatments and are stated at the lower of cost or market. Cost is determined using either the first-in, first-out method, or average cost method.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation is calculated on the straight-line method over the useful lives of the related assets, ranging from 3 to 40 years. Leasehold improvements are amortized using the straight-line method over the shorter of related lease terms or the useful lives.

GOODWILL AND OTHER INTANGIBLES (IN THOUSANDS)

Goodwill represents the excess of purchase price over the fair value of net assets acquired. The Company allocates a portion of the purchase price to non-competition agreements based on the estimated fair value of such agreements. Goodwill and non-competition agreements are amortized on a straight-line basis over a period of 40 years and the life of the agreements, respectively. These amortization periods equate to a blended average of 35 years. Accumulated amortization of these intangibles was approximately $10,986 and $20,339 at December 31, 1998 and 1999, respectively.

MINORITY INTEREST

Minority interest represents the proportionate equity interest of other partners and stockholders in the Company's consolidated entities which are not wholly owned. As of December 31, 1999, this was primarily comprised of four joint venture partnerships.

NET REVENUE

Net revenue is recorded at the estimated net realizable amount from Medicare, Medicaid, commercial insurers and other third-party payors for services rendered. The Medicare and Medicaid programs reimburse the Company at amounts that are different from the Company's established rates. Contractual adjustments under these programs represent the difference between the amounts billed for these services and the amounts that are reimbursable by third-party payors. A summary of the basis for reimbursement with these payors follows:

Medicare

The Company is reimbursed by the Medicare program predominantly on a prospective payment system for dialysis services. Under the prospective payment system, each facility receives a composite rate per treatment. The composite rate differs among facilities to account for geographic differences in the cost of labor. Drugs and other ancillary services are reimbursed on a fee for service basis.

Medicaid

Medicaid is a state administered program with reimbursements varying by state. The Medicaid programs are separately administered in each state in which the Company operates, and they reimburse the Company predominantly on a prospective payment system for dialysis services rendered.

Other

Other payments from patients, commercial insurers and other third-party payors are received pursuant to a variety of reimbursement arrangements, which generally provide for higher payments than those received from the Medicare and Medicaid programs.

Reimbursements from Medicare and Medicaid at established rates approximated 69%, 64% and 61% of net revenue for the years ended December 31, 1997, 1998 and 1999, respectively.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

ESTIMATED MEDICAL PROFESSIONAL LIABILITY CLAIMS

The Company is insured for medical professional liability claims through commercial insurance policies. It is the Company's policy that provision for estimated premium adjustments to medical professional liability costs be made for asserted and unasserted claims based on its experiences. Provision for such professional liability claims includes estimates of the ultimate costs of such claims. To date, the Company's experience with such claims has not been significant; accordingly, no such provision has been made.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents

The carrying amounts reported in the supplemental consolidated balance sheets for cash and cash equivalents approximate fair value.

Accounts Receivable, Accounts Payable and Accrued Liabilities

The carrying amounts reported in the supplemental consolidated balance sheets for accounts receivable, accounts payable, and accrued liabilities approximate fair value. Accounts receivable are usually unsecured.

Long-Term Debt

Based upon the borrowing rates currently available to the Company, the carrying amounts reported in the supplemental consolidated balance sheets for long-term debt approximate fair value.

CONCENTRATION OF CREDIT RISKS

The administration of erythropoietin ("EPO") is beneficial in the treatment of anemia, a medical complication frequently experienced by dialysis patients. Revenue from the administration of EPO was 20%, 23%, and 26% of the net revenue of the Company for the years ended December 31, 1997, 1998, and 1999, respectively. EPO is produced by a single manufacturer.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. As of December 31, 1999, in the opinion of management, there has been no such impairment.

RECLASSIFICATIONS

Certain prior year balances have been reclassified to conform with the current year presentation. Such reclassifications had no effect on the net results of operations as previously reported.

3. BUSINESS ACQUISITIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)

POOLING-OF-INTEREST TRANSACTIONS

On January 27, 2000, the Company entered into a definitive agreement to merge with RDM. The transaction was consummated on April 11, 2000. In connection with the merger, each share of RDM common stock was converted on a tax-deferred basis into approximately 0.10 shares of the Company's common stock. Prior to conversion at December 31, 1999, approximately 5,386 shares of RDM common stock were outstanding. RDM owned and operated six dialysis centers and provided acute dialysis services through contractual relationships with six hospitals. RDM conducted its business in the Youngstown, Ohio market. The RDM merger has been accounted for as a pooling-of-interests, and as such, the Company's supplemental consolidated financial statements included herein give retroactive effect to the RDM merger for all periods presented.

In January 1999, the Company completed a merger with Dialysis Centers of America, Inc. ("DCA"). The Company issued approximately 3,127 shares of common stock in the merger. DCA owned and operated 12 dialysis centers and was affiliated with approximately 25 nephrologists in the metropolitan Chicago area. In addition, DCA provided acute dialysis services to six hospitals. The DCA merger was accounted for as a pooling-of-interests, and as such, the Company's consolidated financial statements included herein give retroactive effect to the DCA merger for all periods presented.

The following is a summary of the results of operations of the separate entities:

                                   RCG
                               (PRIOR TO
                               POOLING-OF-
                                INTEREST
                              TRANSACTIONS)    DCA         RDM      COMBINED
                              -------------  ---------    --------    --------
1999

   Net revenue ..............   $ 520,607    $      --    $ 21,288    $541,895
                                =========    =========    ========    ========
   Income from operations ...   $  92,308    $      --    $    138    $ 92,446
                                =========    =========    ========    ========
   Net income (loss) ........   $  48,461    $      --    $ (1,374)   $ 47,087
                                =========    =========    ========    ========
1998

   Net revenue ..............   $ 369,372    $  51,322    $ 20,369    $441,063
                                =========    =========    ========    ========
   Income (loss) from
       operations               $  62,410    $   6,069    $   (148)   $ 68,331
                                =========    =========    ========    ========
   Net income (loss) ........   $  35,211    $   2,191    $   (722)   $ 36,680
                                =========    =========    ========    ========
1997

   Net revenue ..............   $ 214,009    $  43,857    $ 16,652    $274,518
                                =========    =========    ========    ========
   Income from operations ...   $  32,141    $   2,579    $  2,245    $ 36,965
                                =========    =========    ========    ========
   Net income ...............   $  19,978    $     179    $  1,141    $ 21,298
                                =========    =========    ========    ========

1999 ACQUISITIONS

During 1999, the Company completed five acquisitions one of which was accounted for as a pooling-of-interests as noted above and the remaining four of which were accounted for under the purchase method of accounting. All such transactions involved the acquisition of entities that provided care to ESRD patients through owned hemodialysis facilities or acute in-patient dialysis services.

As previously indicated, during 1999, the Company completed four acquisitions that were accounted for under the purchase method resulting in goodwill and other intangibles of approximately $18,841. Goodwill and other intangibles are being amortized on a straight-line basis over an average of 35 years. The Company began recording the results of operations from these acquired companies beginning with the effective date of each transaction.

                                                      1999
                                                     -------
         Number of shares issued ........                 99
                                                     -------
         Estimated value of shares issued            $ 3,000
         Cash consideration .............             17,158
                                                     -------
         Aggregate purchase price .......            $20,158
                                                     =======

1998 ACQUISITIONS

During 1998, the Company completed multiple acquisitions of companies that owned hemodialysis facilities providing care to ESRD patients as well as providing acute hospital in-patient dialysis services. The Company also acquired a wound care and diabetic services business during this period. The majority of the 1998 acquisitions were accounted for under the purchase method of accounting; however, two of these transactions were accounted for using the pooling-of-interests method.

Effective January 1, 1998, the Company merged with companies that owned nine dialysis facilities located in Arkansas, Oklahoma and Missouri. In addition to the services provided to patients in these facilities, the merged entities provided acute, in-patient dialysis treatment to six hospitals. Additionally, effective April 1, 1998, the Company merged with companies that owned four dialysis facilities in Missouri. These facilities also provided acute, in-patient dialysis treatment to three hospitals. Consideration provided by the Company in these transactions was 2,335 shares of the Company's common stock. Both transactions were accounted for as pooling-of-interests transactions. The consolidated financial statements have not been restated for these transactions as the effects are not considered material. Accordingly, the results of the combined operations of these entities, reported in the accompanying consolidated financial statements, commence on the effective date of each transaction.

Effective February 1, 1998, the Company formed a joint venture in Portland, Oregon, for purposes of operating six dialysis facilities and a home dialysis program. The Company acquired an 80% interest in the joint venture, with an equivalent share of voting rights for cash.

As previously indicated, during 1998, the Company completed several other acquisitions. These transactions were accounted for under the purchase method with goodwill and other intangibles of approximately $58,496 recorded. Goodwill and other intangibles are being amortized on a straight-line basis over an average of 35 years. The Company began recording the results of operations from these acquired companies beginning with the effective date of each transaction.

The purchase price of 1998 acquisitions is summarized as follows:

                                                       1998
                                                     --------
         Number of shares issued ........                  56
                                                     --------
         Estimated value of shares issued            $  1,127
         Cash consideration .............              57,806
                                                     --------
         Aggregate purchase price .......            $ 58,933
                                                     ========

1997 ACQUISITIONS

In 1997, the Company acquired and developed 43 facilities providing care to ESRD patients, 19 programs providing acute hospital in-patient dialysis services and a laboratory.

The following is a summary of acquisition activity:

                                                       1998
                                                     --------
         Number of shares issued ........               3,796
                                                     --------
         Estimated value of shares issued            $ 58,768
         Cash consideration .............              42,227
                                                     --------
         Aggregate purchase price .......            $100,995
                                                     ========

The majority of these acquisitions were accounted for under the purchase method and, accordingly, the assets and liabilities of the acquired entities were recorded at their estimated fair values at the dates of acquisition. The allocation of the purchase price resulted in goodwill and intangible assets of $93,424. The results of operations of the acquisitions have been included in the Company's consolidated financial statements from their respective acquisition dates.

The results of operations have not been restated for a 1997 pooling transaction as the effects are not considered material. In 1997, the Company formed two joint ventures that resulted in goodwill and intangible assets of $14,188. The Company's contribution to these joint ventures was used for working capital and to construct dialysis facilities.

PRO FORMA DATA (UNAUDITED)

The following summary, prepared on a pro forma basis, combines the results of operations of the Company and the acquired entities, as if each of the acquisitions had been consummated as of the beginning of the period, giving effect to adjustments such as amortization of intangibles, interest expense and related income taxes.

                                              1997          1998          1999
                                            ---------     ---------     ---------
         Pro forma net revenue ........     $ 344,308     $ 475,782     $ 546,155
                                            =========     =========     =========
         Pro forma net income .........     $  27,500     $  39,926     $  47,410
                                            =========     =========     =========
         Pro forma net income per share
            Basic .....................     $    0.74     $    0.91     $    1.05
                                            =========     =========     =========
            Diluted ...................     $    0.70     $    0.86     $    1.01
                                            =========     =========     =========

The unaudited pro forma results of operations are not necessarily indicative of what actually would have occurred if the acquisitions had been completed prior to the beginning of the periods presented.

4. PROPERTY, PLANT AND EQUIPMENT (IN THOUSANDS)

Property, plant and equipment consist of the following:

                                                   DECEMBER 31,
                                             ------------------------
                                               1998           1999
                                             ---------      ---------

         Medical equipment .............     $  57,320      $  70,040
         Computer software and equipment        16,858         31,510
         Furniture and fixtures ........        14,108         15,313
         Leasehold improvements ........        25,178         39,659
         Buildings .....................        14,051         14,801
         Construction-in-progress ......         3,067          3,422
                                             ---------      ---------
                                               130,582        174,745
         Less accumulated depreciation..       (32,957)       (50,782)
                                             ---------      ---------
                                             $  97,625      $ 123,963
                                             =========      =========

Depreciation expense was $8,566, $15,151 and $19,459 for the years ended December 31, 1997, 1998 and 1999, respectively.

5. LONG-TERM DEBT (IN THOUSANDS)

Long-term debt consists of the following:

                                                                           DECEMBER 31,
                                                                       --------------------
                                                                         1998         1999
                                                                       --------     -------
         Line of credit, bearing interest at LIBO rate
            (6.32% and 6.98% at December 31, 1998
            and 1999, respectively) ..............................     $ 62,500     $74,228
         Term note, bearing interest at variable rates
            (weighted average rate of 7.10%
            at December 31, 1998) ................................       20,699          --
         Revolving credit note, bearing interest at variable rates
            (weighted average rate of 6.83% at December 31, 1998)         4,165          --
         Note payable - bank, bearing interest at variable rates
            (7.70% and 8.75% at December 31, 1998 and
            1999, respectively) ..................................        8,833       7,833
         Subordinated notes, bearing interest at 7.0% ............        4,129       4,129
         Equipment note payable ..................................        2,230       2,120
         Other ...................................................        1,168       1,039
                                                                       --------     -------
                                                                        103,724      89,349
         Less current portion ....................................       12,796       9,659
                                                                       --------     -------
                                                                       $ 90,928     $79,690
                                                                       ========     =======

LINE OF CREDIT

On June 23, 1999, the Company executed a Second Amendment to its First Amended and Restated Loan Agreement effectively raising its credit facility to $185,000. Borrowings under the credit facility may be used for acquisitions, capital expenditures, working capital, and general corporate purposes. No more than $25,000 of the credit facility may be used for working capital purposes. Within the working capital sublimit, the Company may borrow up to $5,000 in swing line loans. The Company has negotiated loan pricing based on a LIBO rate margin pursuant to leverage tiers. These leverage tiers extend from 0.75 to 2.25 times and are priced at a LIBO rate margin of 0.60% to 1.35%. Commitment fees range from 0.20% to 0.30% pursuant to leverage ratio tiers.

Under the loan agreement, commitments range in amounts and dates from the closing date through August 2003. The Company has obtained lender commitments of $185,000 through August 2000, $157,300 through August 2001, $129,500 through
August 2002 and $101,800 through August 2003. All loans under the loan agreement are due and payable on August 4, 2003. At December 31, 1999, there was $74,228 outstanding under this agreement. The Company had $110,772 available under this agreement at December 31, 1999.

The Company's obligations under the loan agreement, and the obligations of each of the subsidiaries under its guaranty, are secured by a pledge of the equity interests held by the Company in each of its subsidiaries. Financial covenants are customary for the amount and duration of this commitment. The Company was in compliance with all such covenants at December 31, 1999.

CREDIT AGREEMENT

On February 1, 1999 the Company repaid in full balances totaling $24,864, which existed under an amended credit agreement with a bank. Such credit agreement had consisted of a term note with an original balance of $29,400 and a $15,000 revolving credit note.

NOTE PAYABLE - BANK

On November 30, 1997, the Company entered into a financing agreement (the "Bank Agreement") with a bank. The Bank Agreement provides for a line of credit facility, a term loan facility and a revolver advance facility. Borrowings under the Bank Agreement are collateralized by the Company's assets. The term loan provided an initial borrowing of $10,000 and bears interest, payable monthly, at a floating rate, based upon the bank's prime lending rate or LIBOR. The rate is adjusted further by the results of certain financial ratios as defined in the Bank Agreement. The term loan proceeds are restricted by the Bank Agreement for the repurchase of common stock from certain investors.

The Revolver advance facility provides for borrowings up to $7,500 and bears interest consistent with the rate of the Term Loan. The use of proceeds is restricted for acquisitions, as defined in the Bank Agreement. The bank must approve any borrowings that increase the total amount outstanding under the facility in excess of $1,000. The Revolver, which expires October 31, 2002, had no amounts outstanding as of December 31, 1999.

Effective August 19, 1999, the Company entered into a First Amendment to the Bank Agreement that extended the expiration of the line of credit to January 31, 2000. Effective October 5, 1999, the Company entered into a Second Amendment to the Bank Agreement. The Second Amendment, which eliminates any additional borrowings previously available under the Bank Agreement, adjusted the payment terms of the term note facility to monthly principal payments of $83, with a final balloon payment of $7,833 due January 31, 2000. This due date was subsequently extended to March 31, 2000.

SUBORDINATED NOTES PAYABLE

Subordinated notes include five separate debt instruments totaling $3,593 issued in conjunction with certain dialysis center acquisitions and $536 issued in 1998 as payment of contingent purchase price relating to past acquisitions. The subordinated notes totaling $3,593 are due in five equal annual installments commencing three years after the date of the acquisitions through 2004. Such amounts are subordinated to other debt of the Company. Each of the notes bears interest, payable annually at 7.0%. The subordinated notes issued in 1998 as payment of the contingent purchase price also bear interest at 7.0%, payable annually. These notes are due in five equal annual installments through 2005 and are subordinated to other debt of the Company.

EQUIPMENT NOTE PAYABLE

The equipment note payable is to a vendor for certain equipment and software purchased by the Company. The note is payable in monthly installments over a period of 108 months.

OTHER

The other long-term debt consists of notes maturing at various times through April 2000.

The aggregate maturities of long-term debt at December 31, 1999 are as follows:

                  2000 .....            $ 9,659
                  2001 .....              1,110
                  2002 .....              1,315
                  2003 .....             75,453
                  2004 .....              1,130
                  Thereafter                682
                                        -------
                                        $89,349
                                        =======

Subsequent to the RDM merger, borrowings under the Company's $185,000 credit facility were used to repay the $7,833 note payable to bank, $4,129 of subordinated notes and $918 of other debt all of which was assumed in the RDM merger.

6. INCOME TAXES (IN THOUSANDS)

The provision for income taxes consists of the following:

                                                   YEAR ENDED DECEMBER 31
                                            ------------------------------------
                                              1997          1998          1999
                                            --------      --------      --------
         Current:
            Federal ...................     $ 12,808      $ 19,969      $ 35,265
            State and local ...........        1,172         1,670         2,895
                                            --------      --------      --------
                                              13,980        21,639        38,160
                                            --------      --------      --------
         Deferred:
            Federal ...................         (979)           72        (6,477)
            State and local ...........         (265)         (110)         (316)
                                            --------      --------      --------
                                              (1,244)          (38)       (6,793)
                                            --------      --------      --------
             Provision for income taxes     $ 12,736      $ 21,601      $ 31,367
                                            ========      ========      ========

At December 31, 1999, the Company has net operating loss carryforwards of approximately $54,555 for state income tax purposes that expire in years 2001 through 2014. The utilization of the state net operating loss carryforwards may be limited in future years due to the profitability of certain subsidiary corporations. Therefore, the Company has recorded a valuation allowance of $2,032 against the deferred tax asset attributable to the state net operating loss carryforwards; this valuation allowance was increased by $208 in 1999.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Components of the Company's deferred tax liabilities and assets are as follows:

                                                                    DECEMBER 31
                                                               ----------------------
                                                                 1998          1999
                                                               --------      --------
         Deferred tax assets:
            Net operating loss carryforwards .............     $  1,824      $  2,032
            Allowance for doubtful accounts ..............        5,453        14,733
            Accrued vacation and other accrued liabilities        2,716         4,976
            Other ........................................          112           230
            Less: Valuation allowance ....................       (1,824)       (2,032)
                                                               --------      --------
                                                                  8,281        19,939
                                                               --------      --------
         Deferred tax liabilities:
            Depreciation .................................        3,395         5,098
            Cash to accrual adjustments (Section 481) ....          616           434
            Amortization .................................        2,951         6,170
            Investments in partnerships ..................          442           567
                                                               --------      --------
                                                                  7,404        12,269
                                                               --------      --------
         Net deferred tax asset ..........................     $    877      $  7,670
                                                               ========      ========

The following is a reconciliation of the statutory federal and state income tax rates to the effective rates as a percentage of income before provision for income taxes as reported in the supplemental consolidated financial statements:

                                                     YEAR ENDED DECEMBER 31
                                                 ------------------------------
                                                  1997        1998        1999
                                                 ------      ------      ------
         U.S. federal income tax rate ...         35.0%       35.0%       35.0%
         State income tax, net of federal
           income tax benefit ...........          1.8         0.1         2.5
         Increase in valuation allowances           --         1.6         0.3
         Other ..........................          0.6         0.4         2.2
         Effective income tax rate ......         37.4%       37.1%       40.0%

7. STOCKHOLDERS' EQUITY (IN THOUSANDS, EXCEPT PER SHARE DATA)

STOCK OPTION PLANS

As of December 31, 1999, the Company had six stock option plans. The Company also issues options outside of these plans known as Free Standing Options. Options issued as Free Standing are for employees, officers, directors, and other key persons. Free Standing Options vest over various periods up to five years and have a term of ten years from the date of issuance.

Options issued under the 1999 and 1996 Plans have similar terms and purposes. Specifically, options under each of these plans are available for grant to eligible employees and other key persons, the options vest over four to five years and have a term of ten years from the date of issuance. These plans were adopted in 1999 and 1996, respectively, and have 1,500 and 6,000 shares of common stock reserved for issuance, respectively.

Options issued under the Equity Compensation Plan ("Equity Plan") are for eligible employees and other key persons. The options vest over periods up to three years and have a term of ten years from the date of issuance. This plan was adopted by Dialysis Centers of America, Inc. in 1995 and there are 350 shares of common stock reserved for issuance.

Options issued under the 1994 Stock Option Plan (the "1994 Plan") are for directors, officers and other key persons, these options vest over four years and the options have a term of ten years from the date of issuance. This plan was adopted in 1994 and there are 720 shares of common stock reserved for issuance.

Options issued under the Directors Plan are for non-management directors. These options vest immediately and have a term of ten years from the date of issuance. The plan was adopted in 1996 and there are 225 shares of common stock reserved for issuance.

Options issued under the RDM Plan are for directors, offices, and other key persons. These options vest immediately upon grant and have a term of 5 to 10 years from the date of issuance. The plan was adopted by RDM in 1997 and there are 109 shares of common stock reserved for issuance.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Therefore, compensation expense would generally be recorded only if on the date of grant the then current market price of the underlying stock exceeded the exercise price.

The following is a summary of option transactions during the period from January 1, 1997 through December 31, 1999:

                                                                                                     WEIGHTED
                                        1999      1996                                               EXERCISE         AVERAGE
                            FREE      EMPLOYEE  EMPLOYEE   EQUITY     1994    DIRECTORS   RDM          PRICE          EXERCISE
                          STANDING      PLAN      PLAN      PLAN      PLAN      PLAN      PLAN         RANGE           PRICE
                          --------      ----      ----      ----      ----      ----      ----         -----           -----
Balance at
  December 31, 1996 ..      1,979         --      1,962       35       261        --         2     $ 0.11 - 13.55     $   7.88
    Granted ..........         --         --      1,880       37        --         6        46      13.33 - 25.58        14.99
    Exercised ........       (117)        --        (95)      --       (95)       --        --       3.33 - 15.33         5.81
  Forfeited ..........        (19)        --        (80)      (3)       (2)       --        --       3.33 - 25.58        14.39
                            -----       ----     ------     ----      ----      ----      ----
Balance at
  December 31, 1997 ..      1,843         --      3,667       69       164         6        48       0.11 - 25.58        10.38
  Granted ............         --         --      2,128       --        --        11        10      20.00 - 29.50        22.05
  Exercised ..........       (383)        --       (617)      --      (139)       (6)       --       0.89 - 22.75         8.93
  Forfeited ..........        (10)        --       (165)      (5)       (2)       --        --       3.33 - 25.58        15.71
                            -----       ----     ------     ----      ----      ----      ----
Balance at
  December 31, 1998 ..      1,450         --      5,013       64        23        11        58       0.11 - 29.50        14.30
  Granted ............        536        939        235       --        --        23         7      16.63 - 28.50        18.12
  Exercised ..........        (82)        --       (305)     (36)       --        --        --       0.11 - 22.00        11.99
  Forfeited ..........         --         --       (142)     (10)       --        --        --       3.33 - 24.67        17.85
                            -----       ----     ------     ----      ----      ----      ----
Balance at
  December 31, 1999 ..      1,904        939      4,801       18        23        34        65     $ 3.33 - 29.50     $  15.17
                            =====       ====     ======     ====      ====      ====      ====
Available for Grant at
  December 31, 1999 ..         --        561        173       10       463       185        44
                            =====       ====     ======     ====      ====      ====      ====
Exercisable at
  December 31, 1999 ..      1,295        188      2,165       12        23        34        35                        $  12.70
                            =====       ====     ======     ====      ====      ====      ====                        ========
Exercisable at
  December 31, 1998 ..        995         --      1,368       55         8        11        22
                            =====       ====     ======     ====      ====      ====      ====
Exercisable at
  December 31, 1997 ..      1,158         --        855       35       126         3        10
                            =====       ====     ======     ====      ====      ====      ====

The weighted-average fair value of options granted during 1997, 1998 and 1999 is $6.16, $8.93 and $7.88, respectively.

The following table summarizes information about fixed stock options outstanding at December 31, 1999.

                              NUMBER           WEIGHTED                          NUMBER
                          OUTSTANDING AS       AVERAGE          WEIGHTED     EXERCISABLE AS       WEIGHTED
        RANGE OF          OF DECEMBER 31,      REMAINING         AVERAGE     OF DECEMBER 31,       AVERAGE
     EXERCISE PRICES           1999        CONTRACTUAL LIFE  EXERCISE PRICE       1999         EXERCISE PRICE
    ------------------------------------------------------------------------------------------------------------
    $ 3.33 -  $ 8.00           1,744             5.93            $ 5.62           1,459           $  5.16
    $10.16 -  $14.00           1,298             7.09            $13.15             729           $ 13.18
    $14.06 -  $18.25           2,751             8.75            $17.16             786           $ 16.91
    $19.16 -  $29.50           1,991             8.40            $22.23             778           $ 22.27
    ============================================================================================================
    $ 3.33 -  $29.50           7,784             7.75            $15.20           3,752           $ 12.73
    ============================================================================================================

Pro forma information regarding net income and net income per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for:

                                          YEAR ENDED DECEMBER 31
                                      ------------------------------
                                       1997        1998        1999
                                      ------      ------      ------
         Expected volatility ....        30.0%       33.0%       40.0%
         Expected dividend yield         None        None        None
         Risk-free interest rate          5.5%        5.5%        5.5%
         Expected life of options     5 years     5 years     5 years

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows:

                                                      YEAR ENDED DECEMBER 31
                                                 -------------------------------
                                                   1997        1998        1999
                                                 -------     -------     -------
         Net income ........................     $21,298     $36,680     $47,087
         Pro forma compensation expense from
            stock options, net of taxes ....       1,903       4,469       5,979
                                                 -------     -------     -------
         Pro forma net income ..............     $19,395     $32,211     $41,108
                                                 =======     =======     =======
         Pro forma net income per share
            Basic ..........................     $  0.52     $  0.74     $  0.91
                                                 =======     =======     =======
            Diluted ........................     $  0.49     $  0.69     $  0.87
                                                 =======     =======     =======

WARRANTS

At December 31, 1999, the Company has outstanding warrants to purchase an aggregate of 495 shares of common stock that were issued in 1994 and 1995. These warrants have a term of ten years from the date of issuance and an exercise price of $4.44 per warrant. Additionally, at December 31, 1999, the Company has 41 warrants assumed in the RDM merger. These warrants expire November 30, 2000 and have an exercise price of $0.01.

8. OPERATING LEASES (IN THOUSANDS)

The Company rents office and medical facilities under lease agreements that are classified as operating leases for financial statement purposes. At December 31, 1999, future minimum rental payments under noncancelable operating leases with terms of one year or more consist of the following:

                2000...................      $ 14,045
                2001...................        13,371
                2002...................        12,220
                2003...................        10,787
                2004...................         9,784
                Thereafter.............        28,102
                                             --------
                                             $ 88,309
                                             ========

Rent expense related to operating leases amounted to $8,419, $13,012 and $17,189 for the years ending December 31, 1997, 1998 and 1999, respectively.

9. EMPLOYEE BENEFIT PLANS (IN THOUSANDS)

DEFINED CONTRIBUTION PLANS

The Company has qualified defined contribution plans covering substantially all employees that permit participants to make voluntary contributions. The Company pays all general and administrative expenses of the plans and makes matching contributions on behalf of the employees.

The Company made contributions relating to these plans totaling $1,111, $1,216 and $1,532 for the years ended December 31, 1997, 1998 and 1999, respectively.

EMPLOYEE STOCK PURCHASE PLAN

Effective April 1996, the Company adopted an Employee Stock Purchase Plan ("Stock Purchase Plan") to provide substantially all employees an opportunity to purchase shares of its common stock in amounts not to exceed 10% of eligible compensation or $25 of common stock each calendar year. Annually, on December 31, participant account balances are used to purchase shares of stock at the lesser of 85% of the fair market value of shares at the beginning of the year (grant date) or December 31 (exercise date). A total of 675 shares are available for purchase under the plan. At December 31, 1998 and 1999, approximately $1,274 and $1,377, respectively, were included in accrued wages and benefits relating to the Stock Purchase Plan.

10. EARNINGS PER SHARE (IN THOUSANDS, EXCEPT PER SHARE DATA)

In accordance with SFAS No. 128, basic net income per share is based on the weighted average number of common shares outstanding during the periods. Diluted net income per share is based on the weighted average number of common shares outstanding during the periods plus the effect of dilutive stock options using the treasury stock method.

The following table sets forth the computation of basic and diluted net income per share.

                                                                            1997      1998      1999
                                                                           -------   -------   -------
Numerator:
   Numerator for basic and diluted net income per share ................   $21,298   $36,680   $47,087
Denominator:
   Denominator for basic net income per share-weighted-average shares ..    37,398    43,740    45,015
   Effect of dilutive securities:
      Stock options ....................................................     1,563     2,065     1,529
      Warrants .........................................................       535       562       508
                                                                           -------   -------   -------
   Denominator for diluted net income
      per share-adjusted weighted-average shares and assumed conversions    39,496    46,367    47,052
                                                                           =======   =======   =======
Basic net income per share .............................................   $  0.57   $  0.84   $  1.05
                                                                           =======   =======   =======
Diluted net income per share ...........................................   $  0.54   $  0.79   $  1.00
                                                                           =======   =======   =======

11. CONTINGENCIES

The Company is involved in litigation and regulatory investigations arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, these matters will be resolved without material adverse effect on the Company's supplemental consolidated financial position or results of operations.

12. SUBSEQUENT EVENT (UNAUDITED)

On October 2, 2000 the Company announced that its Board of Directors has authorized the Company to expend up to $50 million to repurchase the Company's common stock. The purchases are to be made over the next 12 months on the Nasdaq Stock Market's National Market at prices prevailing on that market or in privately negotiated transactions on conditions acceptable to the Company.

On September 20, 2000 the Company announced that it would exit its wound care business. In connection with exiting this business, the Company expects to record a one-time restructuring charge of approximately $9 million in the third quarter of 2000.

13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE DATA)

The following tables set forth, for 1998 and 1999, certain selected quarterly financial data. In the opinion of the Company's management this unaudited information has been prepared on the same basis as the audited information and includes all adjustments necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                  1998
                                -----------------------------------------
                                 FIRST      SECOND     THIRD     FOURTH
                                QUARTER    QUARTER    QUARTER    QUARTER
                                --------   --------   --------   --------
Net revenue .................   $ 95,928   $107,588   $115,567   $121,980
Operating expenses ..........     77,324     84,481     90,203     97,483
Depreciation and amortization      4,802      5,456      5,711      6,272
Merger expenses .............        700        300         --         --
                                --------   --------   --------   --------
Income from operations ......     13,102     17,351     19,653     18,225
Interest expense, net .......      1,512      1,689      1,811      1,546
Minority interest ...........        547        608      1,045      1,292
                                --------   --------   --------   --------
Income before income taxes ..     11,043     15,054     16,797     15,387
Income taxes ................      4,245      5,622      6,270      5,464
                                --------   --------   --------   --------
Net income ..................   $  6,798   $  9,432   $ 10,527   $  9,923
                                ========   ========   ========   ========
Net income per share:
Basic .......................   $   0.16   $   0.22   $   0.24   $   0.23
                                ========   ========   ========   ========
Diluted .....................   $   0.15   $   0.20   $   0.23   $   0.21
                                ========   ========   ========   ========


                                                  1999
                                -----------------------------------------
                                 FIRST      SECOND     THIRD     FOURTH
                                QUARTER    QUARTER    QUARTER    QUARTER
                                --------   --------   --------   --------
Net revenue .................   $126,528   $134,013   $138,780   $142,574
Operating expenses ..........     97,512    103,171    106,449    110,182
Depreciation and amortization      6,375      6,781      7,201      7,478
Merger expenses .............      4,300         --         --         --
                                --------   --------   --------   --------
Income from operations ......     18,341     24,061     25,130     24,914
Interest expense, net .......      1,662      1,545      1,573      1,444
Minority interest ...........      1,500      1,744      2,350      2,174
                                --------   --------   --------   --------
Income before income taxes ..     15,179     20,772     21,207     21,296
Income taxes ................      6,811      7,792      7,953      8,811
                                --------   --------   --------   --------
Net income ..................   $  8,368   $ 12,980   $ 13,254   $ 12,485
                                ========   ========   ========   ========
Net income per share:
   Basic ....................   $   0.19   $   0.29   $   0.28   $   0.28
                                ========   ========   ========   ========
   Diluted ..................   $   0.18   $   0.28   $   0.28   $   0.27
                                ========   ========   ========   ========

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Renal Care Group, Inc.

We have audited the supplemental consolidated financial statements of Renal Care Group, Inc. as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, and have issued our report thereon dated April 14, 2000 (included elsewhere in this Form 8-K). Our audits also included the supplemental financial statement schedule included in this Form 8-K. This supplemental schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the supplemental financial statement schedule referred to above, when considered in relation to the basic supplemental consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                   /s/ ERNST & YOUNG LLP

Nashville, Tennessee
April 14, 2000

                                                                     SCHEDULE II


                             RENAL CARE GROUP, INC.
     SUPPLEMENTAL CONSOLIDATED SCHEDULE - VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                      BALANCE                 AMOUNT                  BALANCE
                                     BEGINNING  ALLOWANCES  CHARGED TO               AT END OF
                                     OF PERIOD   ACQUIRED    EXPENSE    WRITE-OFFS     PERIOD
                                     ---------   --------    -------    ----------     ------
Allowances for doubtful accounts:
   Year ended
      December 31, 1997 .........     $ 8,429      $3,949     $ 8,072     $(1,306)     $19,144
                                      =======      ======     =======     =======      =======
   Year ended
      December 31, 1998 .........     $19,144      $2,321     $13,484     $(3,723)     $31,226
                                      =======      ======     =======     =======      =======
   Year ended
      December 31, 1999 .........     $31,226      $  283     $14,632     $(5,265)     $40,876
                                      =======      ======     =======     =======      =======

Item 7.  Financial Statements and Exhibits.

         (a)      Financial Statements of Businesses Acquired.  None.

         (b)      Pro Forma Financial Information.  None.

         (c)      Exhibits.

                  Exhibit 23(b)     Consent of Independent Auditors
                  Exhibit 27(a)     Amended Financial Data Schedule - 1999
                  Exhibit 27(b)     Amended Financial Data Schedule - 1998
                  Exhibit 27(c)     Amended Financial Data Schedule - 1997

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    RENAL CARE GROUP, INC.



                                    By: /s/ R. Dirk Allison
                                        ----------------------------------------
                                        R. Dirk Allison
                                        Executive Vice President and
                                        Chief Financial Officer

Date:  October 9, 2000